Exhibit 99.1

Lexaria Signs Master Collaborative Research Agreement

Kelowna, BC / February 8, 2017 / Lexaria Bioscience Corp. (OTCQB:LXRP) (CSE:LXX) (“the Company” or “Lexaria”), through its wholly owned Canadian subsidiary Lexaria Canpharm Corp., has signed and entered a master collaborative research agreement with the National Research Council of Canada (NRC) to investigate technical aspects and new opportunities associated with bioavailability enhancement of lipophilic active ingredient compositions.

Lexaria believes that results from this scientific collaboration could motivate license adoption of Lexaria’s patented flavour masking and nutrient delivery enhancement technology, including but not limited to the vitamin, pain reliever and nicotine sectors. Lexaria’s technology is patented in the US, and patent pending in Canada and in 41 other countries around the world.

Under the agreement, Lexaria and the National Research Council will both provide up to CDN$125,000 in funding for this research, a total investment of up to $250,000. The master research agreement has an 18-month term, during which a number of shorter-term studies will be undertaken. The collaboration will investigate and define the chemical nature of the molecular association that Lexaria`s patented technology is believed to effectuate between lipophilic active agents and fatty acids as solubility and bioavailability enhancing agents. Effective delivery of lipophilic active agents spans across industry sectors such as, food, vitamins, pharmacy and more, which are multi-billion dollar opportunities.

Prospective lipophilic active agents to be investigated under the research agreement include cannabinoids (e.g., cananbidiol “CBD” and tetrahydrocannabinol “THC”), fat soluble vitamins, non-steroidal anti-inflammatory drugs (“NSAIDs”) and nicotine, as described in Lexaria`s issued and pending patent applications as well as potentially other high value bioactives to be determined. The research agreement also provides for possible licensing of any arising, non-competing Lexaria intellectual property to NRC or its sub-licensees on terms to be defined in the future as applicable.

“This co-funded research agreement with the National Research Council of Canada is a major achievement for us,” said John Docherty, President of Lexaria Bioscience Corp. “Having the privilege to work within their high caliber facilities alongside their expert scientists will allow Lexaria to further advance the characterization and commercial potential of its technology in the fastest way possible for a company of our size. Furthermore, the fact that they have a Level 2 dealer`s licensed facility in Canada in which some of this work can be conducted is of particular importance, thereby allowing us to advance research on controlled substances with ease.”

“The National Research Council’s support in the development and commercialization of our technology is highly validating for our Company”, said Chris Bunka, CEO of Lexaria Bioscience Corp. “Positive findings from this joint investigation will be of tremendous value to Lexaria in order to broaden the scientific understanding of our intellectual property suite and support our abilities to attract additional strategic licensees across the greater therapeutic foods, dietary supplements and pharmaceutical sectors.”

Lexaria intends to commercialize its technology for widespread use by markets throughout the world, including over the counter pain remedy sector, vitamins and food supplements, and even the nicotine industries and more. To achieve that, this undertaking of fundamental research will enhance the Company’s ability to enter into these distinct market sectors.

Additional information will be released regarding completion of the joint research initiatives to be conducted under this research agreement as they are confirmed and available.

About Lexaria

Lexaria Bioscience Corp. is a food biosciences company with a proprietary technology for improved delivery of bioactive compounds. The Company’s lipophilic enhancement technology has been shown to enhance the bioavailability of orally ingested cannabinoids, while also masking taste. This technology promotes healthy ingestion methods, lower overall dosing and higher effectiveness in active molecule delivery. The Company’s technology is patent-protected for cannabidiol (CBD) and all other non-psychoactive cannabinoids, and patent-pending for Tetrahydrocannabinol (THC), other psychoactive cannabinoids, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules. www.lexariabioscience.com

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the master collaborative research agreement with the National Research Council of Canada will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors or as a result of the agreement. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that Lexaria will successfully complete any other contemplated or existing technology license agreements, nor that Lexaria’s technology will deliver any improvement in taste or bioavailability with any reliability nor across any product category. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any hemp oil or cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever, nor that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

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